Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

3 December 2012

Commissioners:

We have read the statements prepared by Superior Venture Corp. (“the Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 “Changes in Registrant’s Certifying Accountant” of Form 8-K/A, as part of the Form 8-K/A of the Company dated 3 December 2012. We agree with the statements concerning our Firm in such Form 8-K/A. We have no basis to agree or disagree with any other statements made under Item 4.01.

Yours truly,

/s/ James Stafford

Chartered Accountants